Exhibit 21

SUBSIDIARIES OF INSPRO TECHNOLOGIES CORPORATION

InsPro Technologies Corporation's (“Registrant“) subsidiaries as of December 31, 2019, are listed below.

Subsidiary	Ownership	Jurisdiction
Insurance Specialist Group	100% owned by Registrant	Florida
HBDC II, Inc.	100% owned by Registrant	Delaware
HBDC Sub, Inc Corporation	100% owned by Registrant	Delaware
Platinum Partners, LLC	100% owned by HBDC II, Inc.	Florida
InsPro Technologies, LLC	100% owned by Registrant	Delaware
Atiam Technologies GP LLC	100% owned by InsPro Technologies, LLC	Delaware
Atiam Technologies LP	99% owned by InsPro Technologies, LLC	Delaware
1% owned by Atiam Technologies GP LLC
InsPro Hosting Services LLC	100% owned by Registrant	Delaware